Exhibit 23.1
CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 15, 2007, except as to Note 12, as to which the date is July 19, 2007, in Amendment No. 4 to the Registration Statement (Form S-1) and related Prospectus of DemandTec, Inc. for the registration of shares of its common stock.

San Francisco, California	ERNST & YOUNG LLP

The foregoing consent is in the form that will be signed upon completion of the reverse stock split described in Note 12 to the consolidated financial statements.

/s/ ERNST & YOUNG LLP

San Francisco, California July 23, 2007